Exhibit 3.89

ARTICLES OF INCORPORATION	SUE ANNE GILROY
State Form 4159 (R10 / 8-95)	SECRETARY OF STATE
Approved by State Board of Accounts 1995	CORPORATIONS DIVISION
302 W. WASHINGTON ST RM E018
INDIANAPOLIS, IN 48204
TELEPHONE: (317) 232-6576

INSTRUCTIONS:

Use 8 1/2 x 11 inch white paper for inserts.

Present original and (2) copies to address in upper right corner of this form

Please TYPE or PRINT.

Upon completion of filing, the Secretary of State will issue a receipt.

Indiana Code 23-1-21-2. FILING FEE $90.00

ARTICLES OF INCORPORATION
The undersigned desiring to form a Corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of

☒ Indiana Business Corporation Law As amended, executes the following Articles of Incorporation:		☐ Indiana Professional Corporation Act of 1983 23-1.5-1-1. et. seq. (Professional corporation must include Certificate of Registration.)
ARTICLE I NAME AND PRINCIPAL OFFICE
Name of Corporation (the name must include the word “Corporation”, “Incorporated”, “Limited”, ‘Company” or an abbreviation thereof.)
PAR, Inc.
Principal Office: The address of the principal office of the Corporation is:
Post office address		City	State	ZIP code
310 E. 96th Street, Suite 400		Indianapolis	IN	46240

ARTICLE II REGISTERED OFFICE AND AGENT
Registered Agent: The name and street address of the Corporation’s Registered Agent and Registered Office for service of process are:
Name of Registered Agent Warren W. Byrd, Esquire
Post office address		City		ZIP code
310 E. 96th Street, Suite 400		Indianapolis	Indiana	46240

ARTICLE III AUTHORIZED SHARES
Number of shares the Corporation is authorized to issue: 1,000 If there is more than one class of shares, shares with rights and preferences, list such information as “Exhibit A.”

ARTICLE IV INCORPORATORS (the name(s) and address(es) of the incorporators of the corporation)
NAME	NUMBER AND STREET OR BUILDING	CITY	STATE	ZIP CODE
James P. Hallett	310 E. 96th Street, Suite 400	Indianapolis	IN	46240
David G. Frazier	310 E. 96th Street, Suite 400	Indianapolis	IN	46240
William T. Stackhouse	310 E. 96th Street, Suite 400	Indianapolis	IN	46240

In Witness Whereof, the undersigned being all the incorporators of said Corporation execute these Articles of Incorporation and verify, subject to penalties of perjury, that the statements contained herein are true.

this 19th day of December, 1997.
Signature /s/ James P. Hallett	Printed name James P. Hallett
Signature /s/ David G. Frazier	Printed name David G. Frazier
Signature /s/ William T. Stackhouse	Printed name William T. Stackhouse
This instrument was prepared by: (name) Warren W. Byrd /s/ Warren W. Byrd
Address (number, street, city and state) 310 E. 96th Street, Suite 400 Indianapolis IN	Zip Code 46240

ARTICLE V

Director(s)

Section 1. Number of Directors: The initial Board of Directors is composed of three members. The number of directors may be from time to time fixed by the By-Laws of the Corporation at any number. In the absence of a By-Law fixing the number of directors, the number shall be three.

Section 2. Name and Post Office Address of the Directors: The name and post office address of the initial directors of the Corporation are:

Name	Address	City	State	Zip Code
James P. Hallett	310 East 96th Street, Suite 400	Indianapolis	IN	46240
David G. Frazier	310 East 96th Street, Suite 400	Indianapolis	IN	46240
William Stackhouse	310 East 96th Street, Suite 400	Indianapolis	IN	46240

ARTICLE VI

Provisions for Regulation Of Business

and Conduct of Affairs of Corporation

Section 1. Meetings of Shareholders. Meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notice of such meetings.

Section 2. Meetings of Directors. Meetings of directors of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notice of such meetings.

Section 3. Consideration for Shares. The no par value common stock of the Corporation shall be issued or sold in such manner and for such amount of consideration as may be fixed from time to time by the Board of Directors.

Section 4. By-Laws of the Corporation. The Board of Directors by a majority vote of the actual number of directors elected and qualified from time to time shall have the power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation. If the By-Laws so provide, the Board of Directors may, by resolution adopted by a majority of the actual number of directors elected and qualified, from time to time, designate from among its members an executive committee and one or more other committees and may delegate to each such committee such authority and power of the Board of Directors as shall be specified in such resolution and as is permitted by the Indiana Business Corporation Law (“Law”). No member of any such committee shall continue to be a member thereof after he ceases to be a director of the Corporation.

Section 5. Consent Action by Shareholders. Any action required by statute to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof and such written consent is filed with the minutes of the proceedings of the shareholders.

Section 6. Consent Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, prior to such action, a written consent to such action is signed by all members of the Board of Directors or such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board of Directors or committee.

Section 7. Meetings by Telephone Conference. Any or all members of the Board of Directors or of a committee designated by the Board may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can simultaneously hear each other, and participation in this manner constitutes presence in person at the meeting.

Section 8. Interest of Directors in Contracts. Any contract or other transaction between the Corporation or any corporation in which this Corporation owns a majority of the capital stock shall be valid and binding, notwithstanding that the directors or officers of this Corporation are identical or that some or all of the directors or officers, or both, are also directors or officers of such other corporation.

Any contract or other transaction between the Corporation and one or more of its directors or members or employees, or between the Corporation and any firm of which one or more of its directors are members or employees or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are stockholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if any one of the following apply:

A.	The material facts of such transaction and the director’s interest shall be disclosed or known to the Board of Directors or committee of the Board of Directors and the Board of Directors or committee thereof shall authorize. approve and ratify such contract or transaction by a vote of a majority of the noninterested directors, such majority constituting a quorum for the purposes of this Section.

B.	The material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction by a majority vote. Shares owned or voted by an interested director may be counted towards such majority and a majority of shares entitled to vote, whether or not present, shall constitute a quorum for the purposes of this Section.

C.	The transaction was fair to the Corporation.

This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 9. Indemnification of Directors, Officers and Employees. Every person who is or was a director, officer or employee of this Corporation or of any other corporation for which he is or was serving in any capacity at the request of this Corporation shall be indemnified by this Corporation against any and all liability and expense that may be incurred by him in connection with or resulting from or arising out of any claim, action, suit or proceeding, in which such person may become involved, as a party or otherwise,

(i)	by reason of his being or having been a director, officer or employee of this Corporation or such other corporation or

(ii)	by reason of any past or future action taken or not taken by him in any such capacity, whether or not he continues to be such at the time such liability or expense is incurred,

provided that such person is wholly successful with respect thereto or acted in good faith and, when acting in his official capacity of the Corporation, in what he reasonably believed was the Corporation’s best interests or, when acting in all other cases, in what he reasonably believed was not opposed to the Corporation’s best interests and, in addition, in any criminal action or proceeding, he had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonable believed to be in the interests of the participants and beneficiaries of the plan meets the requirement of this Section. As used herein, “claim, action, suit or proceeding” shall include any claim, action, suit or proceeding (whether brought by or in the right of this Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, whether actual or threatened or in connection with an appeal relating thereto.

The terms “liability” and “expense” shall include, but shall not be limited to, attorneys’ fees and disbursements, amounts of judgments, fines or penalties, and amounts paid in settlement by or on behalf of a director, officer or employee, but shall not in any event include any liability or expense on account of profits realized by him in the purchase or sale of securities of the Corporation in violation of the law. The termination of any claim, action, suit or proceeding, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standard of conduct set forth in this Section.

Any such director, officer or employee who has been wholly successful with respect to any such claim, action, suit or proceeding shall be entitled to indemnification as a matter of right, Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Corporation but only if it shall be found that the director, officer or employee has met the standard of conduct set forth in this section by:

(i)	the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to such claim, action, suit or proceeding; or

(ii)	If a quorum cannot be obtained under subsection (i), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties; or

(iii)	by written opinion of independent legal counsel selected by the Board of Directors or its committee in the manner prescribed in subsection (i) or (ii) or, if such is impossible, selected by a majority vote of the full Board of Directors; or

(iv)	by the shareholders, but shares owned by or voted under the control of directors who are at the time parties may not be voted in such determination.

Furthermore, any such director, officer or employee may apply for indemnification to the court conducting the claim action, suit or proceeding or to another court of competent jurisdiction, which court may order indemnification as provided by law.

Authorization of indemnification and evaluation of reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if such determination is made by independent legal counsel, authorization of indemnification and evaluation of expenses shall be made by those who selected the independent counsel.

If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not entitled as to other matters.

The Corporation may advance expenses to or, where appropriate, may at its expense undertake the defense of any such director, officer or employee upon receipt of a written affirmation of such person of his good faith belief that he has met the standard of conduct set forth in this Section and an unlimited general written undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification hereunder and upon a determination that the facts then known would not preclude indemnification.

The provisions of this Section shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act during, before or after the adoption hereof.

The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law and shall inure to the benefit of the heirs, executors, and administrators of any such person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section or otherwise.

Section 10. Distributions Out of Capital Surplus. The Board of Directors of the Corporation may from time to time distribute to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property, without the assent or vote of the shareholders, provided that with respect to such a distribution the requirements of the Law are satisfied.

Section 11. Powers of Directors. In addition to the powers and authority granted by these Articles or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of the Law and not specifically prohibited or limited by these Articles.